Exhibit 99

Marine Products Corporation Reports First Quarter 2022 Financial Results

ATLANTA, April 27, 2022 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2022. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, and SSi and SSX outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended March 31, 2022, Marine Products generated net sales of $76,612,000, a 2.2 percent decrease compared to $78,375,000 in the same period of the prior year. The decrease in net sales was due to a 20.9 percent decrease in the number of boats sold and a decrease in parts and accessories sales, substantially offset by a 23.3 percent increase in the average selling price per boat. Average selling prices increased due to 2022 model year price increases necessitated by raw materials and labor cost increases, as well as a favorable model mix. In spite of strong dealer and consumer demand, unit sales volumes in most of our product categories were negatively impacted as we worked diligently to overcome significant supply chain challenges to receive key components from vendors and deliver as many boats as possible.

Gross profit for the first quarter of 2022 was $18,395,000, comparable to $18,462,000 the first quarter of the prior year. Gross margin as a percentage of net sales increased to 24.0 percent in the first quarter of 2022 compared to 23.6 percent in the first quarter of 2021. Gross margin as a percentage of net sales improved due to a favorable model mix and model year price increases.

Operating profit for the first quarter of 2022 was $9,155,000, a decrease of 8.7 percent compared to operating profit of $10,025,000 in the first quarter of last year. Selling, general and administrative expenses were $9,240,000 in the first quarter of 2022 compared to $8,437,000 in the first quarter of 2021. These expenses increased primarily due to higher boat show expenses during the quarter as compared to the prior year as well as increased employment costs. Selling, general and administrative expenses as a percentage of net sales were 12.1 percent in the first quarter of 2022 compared to 10.8 percent of net sales during the first quarter of 2021. Net income for the first quarter of 2022 was $7,063,000, a decrease of 12.8 percent compared to net income of $8,097,000 in the first quarter of 2021. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2022 was $9,627,000, a decrease of $845,000 compared to the first quarter of 2021.1

Diluted earnings per share were $0.21 in the first quarter of 2022 compared with $0.24 in the first quarter of the prior year. The effective tax rate for the first quarter of 2022 was 22.7 percent, an increase compared to an effective tax rate of 19.3 percent for the first quarter of the prior year.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

First Quarter 2022 Earnings Press Release

“Our first quarter 2022 results demonstrate the effect of ongoing supply chain challenges impacting our ability to complete final assembly and deliver boats on a timely basis,” stated Richard A. Hubbell, Marine Products’ President and Chief Executive Officer. “We began the quarter with production slowdowns caused by brief COVID-related employee absences. I am pleased to report that this issue was resolved early in the quarter, but our production continued to be impacted by shortages and delayed receipts of critical parts and components. We continue to work with our suppliers to manage product delivery times, optimize our production efficiency and fulfill our dealer commitments, but these issues led to unit sales declines resulting from higher than normal inventory levels comprised of substantially completed boats. Our inventory levels at March 31, 2022 were significantly higher than the end of the first quarter of 2021 and slightly higher than at the end of last year.

“In spite of these short-term problems, we are pleased by continued strong recreational boating demand. The most recent winter boat shows were well-attended and generated strong order volumes. Our dealers and retail customers continue to be interested in our full model lineup and have accepted the price increases we have been forced to implement as a result of our cost increases. Our Robalo and Chaparral sterndrive and outboard products continue to hold high market share.

“As we enter the second quarter, we continue to make efficient production and quality our priorities and have started to see some improvement in the supply chain issues. We are also closely monitoring the potential impact of price increases and higher interest rates on consumer demand, although at this time we do not anticipate any deterioration in our historically high order backlog and low dealer inventories,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 27, 2022, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (833) 968-2235 or (825) 312-2057 for international callers and using conference ID number 2191505. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

First Quarter 2022 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements that (i) there is continued strong recreational boating demand, (ii) our dealers and retail customers continued to be interested in our full model lineup and have accepted our price increases that we have been forced to institute as a result of our cost increases, (iii) we continue to make efficient production and quality our priorities and have started to see some improvement in the supply chain issues, and (iv) we do not anticipate that price increases and higher interest rates will deteriorate our historically high order backlog and low dealer inventories. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2021.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President Corporate Services
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

First Quarter 2022 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

	First Quarter		% BETTER
Period ended March 31, (Unaudited)	2022	2021	(WORSE)
Net Sales	$76,612	$78,375	(2.2)%
Cost of Goods Sold	58,217	59,913	2.8
Gross Profit	18,395	18,462	(0.4)
Selling, General and Administrative Expenses	9,240	8,437	(9.5)
Operating Profit	9,155	10,025	(8.7)
Interest (Expense) Income	(17)	8	N/M
Income Before Income Taxes	9,138	10,033	(8.9)
Income Tax Provision	2,075	1,936	(7.2)
Net Income	$7,063	$8,097	(12.8)%

EARNINGS PER SHARE
Basic	$0.21	$0.24	(12.5)%
Diluted	$0.21	$0.24	(12.5)%

AVERAGE SHARES OUTSTANDING
Basic	34,100	33,958
Diluted	34,100	33,958

First Quarter 2022 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
At March 31, (Unaudited)	2022	2021
ASSETS
Cash and cash equivalents	$13,622	$35,016
Accounts receivable, net	8,564	7,727
Inventories	78,179	45,929
Income taxes receivable	1,705	551
Prepaid expenses and other current assets	1,917	2,161
Total current assets	103,987	91,384
Property, plant and equipment, net	14,100	14,727
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	12,041	12,662
Deferred income taxes	3,887	3,917
Other assets	3,883	3,702
Total assets	$141,671	$130,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,434	$10,847
Accrued expenses and other liabilities	12,332	16,583
Total current liabilities	24,766	27,430
Long-term pension liabilities	14,742	13,209
Other long-term liabilities	740	791
Total liabilities	40,248	41,430
Common stock	3,414	3,399
Capital in excess of par value	-	-
Retained earnings	100,563	87,269
Accumulated other comprehensive loss	(2,554)	(1,933)
Total stockholders' equity	101,423	88,735
Total liabilities and stockholders' equity	$141,671	$130,165

First Quarter 2022 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2022	March 31, 2021
Reconciliation of Net Income to EBITDA
Net Income	$7,063	$8,097
Add:
Income tax provision	2,075	1,936
Depreciation and amortization	472	447
Less:
Interest (expense) income	(17)	8
EBITDA	$9,627	$10,472